EXHIBIT 9.01.5 ROCKY MOUNTAIN TEMPORARY SERVICES, INC.
Audited balance sheets of Rocky Mountain Temporary Services, Inc. as of December 31, 2005, 2004, and 2003, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004.

                                                            FINANCIAL STATEMENTS
                                                 December 31 2005, 2004 and 2003


                     ROCKY MOUNTAIN TEMPORARY SERVICES, INC.

                                     [LOGO]
                                   EideBailly
                            ------------------------
                            CPAs & BUSINESS ADVISORS

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

The Board of Directors
Rocky Mountain Temporary Services, Inc.
Broomfield, Colorado

We have audited the accompanying balance sheets of ROCKY MOUNTAIN TEMPORARY SERVICES, INC. as of December 31, 2005, 2004, and 2003, and the related statements of income, stockholder's equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because we were not engaged to audit the statements of income, stockholder's equity, and cash flows, we did not extend our auditing procedures to enable us to express an opinion on results of operations, stockholder's equity, and cash flows for the year ended December 31, 2003. Accordingly, we express no opinion on them.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ROCKY MOUNTAIN TEMPORARY SERVICES, INC. as of December 31, 2005, 2004, and 2003, and the results of its operation and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Eide Bailly LLP
Phoenix, Arizona
March 10, 2006

                       PEOPLE. PRINCIPLES. POSSIBILITIES.
                       ----------------------------------
                               www.eidebailly.com
           1850 N. Central Avenue  Suite 400  Phoenix, Arizona 85004
                  Phone 602.264.5844  Fax 602.277.4845  EOE

ROCKY MOUNTAIN TEMPORARY SERVICES, INC.
BALANCE SHEETS
DECEMBER 31, 2005, 2004, AND 2003

--------------------------------------------------------------------------------

                                                          2005               2004            2003
                                                      ------------      ------------     ------------
             ASSETS

CURRENT ASSETS
     Cash                                             $     74,401      $     31,585     $     37,238
     Accounts receivable                                   101,868           180,494           65,045
     Deposits                                                5,100             5,200            5,200
                                                      ------------      ------------     ------------

             Total current assets                          181,369           217,279          107,483

PROPERTY AND EQUIPMENT, net                                 10,627            16,360           17,063

OTHER ASSETS
     Franchise fees, net                                     3,444             3,711            3,978
                                                      ------------      ------------     ------------

             Total assets                             $    195,440      $    237,350     $    128,524
                                                      ============      ============     ============

             LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses            $     13,149      $     19,903     $     10,977
     Payroll withholdings                                   47,825            29,262           15,620
     Funding payable                                        52,390            57,836           30,366
                                                      ------------      ------------     ------------

             Total current liabilities                     113,364           107,001           56,963
                                                      ------------      ------------     ------------

STOCKHOLDER'S EQUITY
     Common stock, no par value;
         50,000 shares authorized;
         200 shares issued and outstanding                   2,000             2,000            2,000
     Additional paid in capital                            128,000           128,000          128,000
     Retained earnings (deficit)                           (47,924)              349          (58,439)
                                                      ------------      ------------     ------------
                                                            82,076           130,349           71,561
                                                      ------------      ------------     ------------

                                                      $    195,440      $    237,350     $    128,524
                                                      ============      ============     ============

See Notes to Financial Statements

ROCKY MOUNTAIN TEMPORARY SERVICES, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

--------------------------------------------------------------------------------

                                                    2005                  2004
                                                 ----------           ----------

REVENUES                                         $1,764,070           $1,653,442

COST OF SALES                                     1,221,006            1,166,401
                                                 ----------           ----------

GROSS PROFIT                                        543,064              487,041

OPERATING EXPENSES                                  505,609              405,149
                                                 ----------           ----------

INCOME FROM OPERATIONS                               37,455               81,892
                                                 ----------           ----------

INTEREST EXPENSE                                     15,728               13,104
                                                 ----------           ----------

NET INCOME                                       $   21,727           $   68,788
                                                 ==========           ==========


See Notes to Financial Statements

ROCKY MOUNTAIN TEMPORARY SERVICES, INC.
STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

--------------------------------------------------------------------------------

                                                     Additional        Retained
                                      Common          Paid In          Earnings
                                       Stock          Capital          (Deficit)          Total
                                   ------------     ------------     ------------      ------------
BALANCES
     DECEMBER 31, 2003             $      2,000     $    128,000     $    (58,439)     $     71,561

     Stockholder distributions               --               --          (10,000)          (10,000)

     Net income                              --               --           68,788            68,788
                                   ------------     ------------     ------------      ------------

BALANCES
     DECEMBER 31, 2004                    2,000          128,000              349           130,349

     Stockholder distributions               --               --          (70,000)          (70,000)

     Net income                              --               --           21,727            21,727
                                   ------------     ------------     ------------      ------------

BALANCES
     DECEMBER 31, 2005             $      2,000     $    128,000     $    (47,924)     $     82,076
                                   ============     ============     ============      ============

See Notes to Financial Statements

ROCKY MOUNTAIN TEMPORARY SERVICES, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

--------------------------------------------------------------------------------

                                                               2005              2004
                                                           ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                            $     21,727      $     68,788
     Adjustments to reconcile net income to net cash
         provided by operating activities
         Depreciation                                             6,957             6,903
         Amortization                                               267               267
     Changes in assets and liabilities
         Accounts receivable                                     78,626          (115,449)
         Deposits                                                   100                --
         Accounts payable and accrued expenses                   (6,754)            8,926
         Payroll withholdings                                    18,563            13,642
         Funding payable                                         (5,446)           27,470
                                                           ------------      ------------

             Net cash provided by operating activities          114,040            10,547
                                                           ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment                          (1,224)           (6,200)
                                                           ------------      ------------

             Net cash used in investing activities               (1,224)           (6,200)
                                                           ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Stockholder distributions                                  (70,000)          (10,000)
                                                           ------------      ------------

             Net cash used in financing activities              (70,000)          (10,000)
                                                           ------------      ------------

INCREASE (DECREASE) CASH                                         42,816            (5,653)

CASH, BEGINNING OF YEAR                                          31,585            37,238
                                                           ------------      ------------

CASH, END OF YEAR                                          $     74,401      $     31,585
                                                           ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash payments for interest                            $     15,728      $     13,104
                                                           ============      ============

See Notes to Financial Statements

ROCKY MOUNTAIN TEMPORARY SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
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NATURE OF OPERATIONS

Rocky Mountain Temporary Services, Inc. is a corporation organized under the law of the State of Colorado on June 28, 2002. The Company was formed for the purpose of providing temporary staffing for manual labor jobs to customers. The Company grants credit to customers in all of these locations.

The Companies operate as franchisees of Command Center, Inc. and operate under the trade name "Command Labor." The "Command Labor" name is owned by Command Center, Inc., the franchisor.

Command Center, Inc., formerly operating under Command Staffing, LLC, was formed in 2002 in the state of Arizona for the purpose of providing temporary help in the labor, staffing, hospitality and events industries. The Company operates under the trade name of Command Center. The Company currently holds over 70 storefronts which do business in 19 states in the U.S.

BASIS OF ACCOUNTING AND PRESENTATION

The financial statements of the Company are prepared on the accrual basis of accounting and accordingly reflect all significant receivables, payables, and other liabilities.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid assets having a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded at the invoiced price and most do not bear interest. Accounts receivable is reviewed regularly for collectibility. The allowance for doubtful accounts is estimated based on a percentage of receivables aged over 60 days. Accounts receivable are written off when determined uncollectible. Recoveries of previously written off receivables are recorded when collected.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense currently. Depreciation and amortization are provided using accelerated and straight-line methods for financial reporting purposes and are applied over the estimated lives of the respective assets.

The Company reviews its property and equipment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is materially less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. No impairment loss is recorded at December 31, 2005 and 2004.


(Continued)

NOTES TO FINANCIAL STATEMENTS

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INCOME TAXES

Rocky Mountain Temporary Services, Inc. and its stockholders have elected to be taxed as a subchapter S-corporation for income tax purposes. Under such election, the Company is not subject to income taxes. Instead, each stockholder reports, for tax purposes, their proportionate share of the Company's net income or loss.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

FRANCHISE FEES

Franchise fees are recorded at cost and amortized over a fifteen year useful life. Amortization expense on franchise fees was $267 for the years ended December 31, 2005 and 2004.

FRANCHISE ROYALTIES

The Company incurred franchise royalty fees with Command Center, Inc., the franchisor, for the years ended December 31, 2005 and 2004 of approximately $34,694 and 32,732, respectively.

ADVERTISING

Advertising costs are expenses as incurred. Advertising expense was $17,019 and $8,734 for the years ended December 31, 2005 and 2004, respectively.

--------------------------------------------------------------------------------
NOTE 2 - PROPERTY AND EQUIPMENT
--------------------------------------------------------------------------------

Property and equipment consisted of the following at December 31:

                                             2005        2004       2003
                                           --------    --------   --------

    Equipment                              $ 32,440    $ 31,216   $ 25,015
    Accumulated depreciation                (21,813)    (14,856)    (7,952)
                                           --------    --------   --------

                                           $ 10,627    $ 16,360   $ 17,063
                                           ========    ========   ========

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NOTE 3 - FUNDING PAYABLE
--------------------------------------------------------------------------------

The Company (Franchisee) factors their accounts receivable, with recourse, with Capital Temp Funds, Inc. (CTF). In exchange for cash advances (asset based loans), CTF receives a security interest in the receivables through the assignment of each week's billing. The Franchisee performs all collection activity on the assigned accounts; however, customers forward their remittances directly to a CTF lockbox.


(Continued)

NOTES TO FINANCIAL STATEMENTS

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CTF maintains an inventory of open customer  receivables against which it issues funding advances. CTF provides funding, via wire transfer, to the Franchisee generally on a weekly basis following receipt and review of a new receivable assignment. The maximum that CTF will loan the Franchisee is 80% of the population of eligible open invoices less than 60 days old. Invoices that age beyond 60 days (past the invoice date) fall out of eligibility and are excluded from subsequent CTF funding calculations. CTF establishes its own credit limits for each customer. Franchisee billing that exceeds these limits is not eligible for funding, however, the receivables continue to be assigned and monitored by CTF.

The Franchisee is charged interest calculated on the daily net loan balance during each month. This interest charge is added to the loan balance at the end of each month. Interest rates are established at Prime Rate plus 4%. The Franchisee paid interest related to funding of receivables of $15,728 and $13,104 for the years ended December 31, 2005 and 2004.

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NOTE 4 - LEASE COMMITMENTS
--------------------------------------------------------------------------------

The Company leases facilities at each location in which they operate. The rent expense totaled approximately $47,600 and $44,000 for the years ended December 31, 2005 and 2004, respectively.

Future minimum rental commitments for these leases are as follows at December 31, 2005:

     2006                                              $ 27,900
     2007                                                45,700
     2008                                                26,400
     2009                                                13,500
                                                       --------

                                                       $113,500
                                                       ========

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NOTE 5 - SUBSEQUENT EVENT
--------------------------------------------------------------------------------

The Company has entered into an agreement whereby its Members will exchange their ownership rights in each franchise for stock in Command Center, Inc. This agreement is subject to continuing due diligence review by Command Center, Inc. Command Center, Inc. is registered with the Securities and Exchange Commission and is traded on the OTCBB under the symbol CCNI.


                                    # # # # #

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